Exhibit 99.2

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ACQUISITION OF SHARES

Vancouver, B.C. – April 1, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “reporting issuer”), reports that, on March 31, 2011, Belectric, Inc. (“Belectric”) acquired 10,974,000 common shares (the “Acquired Securities”) of the reporting issuer. Belectric has ownership and control over all of the Acquired Securities.

Prior to the acquisition, the reporting issuer had 15,755,086 common shares issued and outstanding, of which Belectric had ownership or control over zero (nil) common shares or 0.00% of the then issued and outstanding common shares of the reporting issuer.

After the acquisition, the reporting issuer had 26,729,086 common shares issued and outstanding, of which Belectric had ownership or control over 10,974,000 common shares (“Belectric’s Current Holdings”) representing 41.06% of the then issued and outstanding common shares of the reporting issuer.

The Acquired Securities were acquired by Belectric in a private transaction at a deemed price of USD $1.05 (CAD $1.02039, based on the applicable exchange rate (Noon Rate) on March 31, 2011) per share. On March 31, 2011, the reporting issuer and its wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a purchase agreement for utility-scale, ground-mount, solar photovoltaic (PV) power systems (the “Purchase Agreement”) with Belectric. Under the Purchase Agreement, Coronus agreed to acquire a total of 21 MW_ac of utility-scale, ground-mount, solar PV power systems from Belectric, for total consideration of USD $76,818,000 (CAD $72,546,554, based on the applicable exchange rate (Noon Rate) on March 31, 2011), exclusive of taxes (the “Basic Price”). Belectric acquired the Acquired Securities in exchange for payment of 15% of the Basic Price, or USD $11,522,700 (CAD $11,197,760, based on the applicable exchange rate (Noon Rate) on March 31, 2011).

Coronus Solar Inc.	News Release	Page 1 of 2

Belectric acquired securities of the reporting issuer for investment purposes and except as set out above has no present intention to acquire further securities of the reporting issuer, although Belectric may in the future acquire or dispose of securities of the reporting issuer through the market, privately or otherwise, as circumstances or market conditions warrant.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

Coronus Solar Inc.	News Release	Page 2 of 2